EXHIBIT 99.1

                       PRESS RELEASE DATED OCTOBER 4, 2004

                                VCA ANTECH, INC.
                            ANNOUNCES ACQUISITION OF
                            SOUND TECHNOLOGIES, INC.


     LOS ANGELES, CALIFORNIA, OCTOBER 4, 2004 - VCA ANTECH, INC. (NASDAQ NM
SYMBOL: WOOF), a leading animal health care company in the United States, and Sound Technologies, Inc. today announced the consummation of a merger pursuant to which VCA Antech acquired Sound Technologies, Inc., the nation's largest supplier of ultrasound and digital radiology equipment to the veterinary market.

     Bob Antin, Chairman and CEO of VCA Antech, stated, "We are excited about the merger of VCA Antech and Sound Technologies, Inc. and the opportunity to expand the diagnostic capabilities in our VCA animal hospitals as well as the advanced diagnostic capabilities in Antech Diagnostics. Sound Technologies will provide us with the leadership position in the ultrasound business as well as the in the young, but rapidly growing, digital radiology business."

     Kevin Wilson, CEO of Sound Technologies, stated, "Our vision for creating the most effective and complete diagnostic solutions is more fully realized by joining the VCA Antech family. As growing numbers of veterinarians implement digital imaging diagnostics through Sound Technologies, our team continually seeks new advances, complementary services, and greater resources to further innovation. The merger of Sound Technologies and VCA Antech provides these key ingredients. Sound Technologies is pleased to be a part of this exciting new chapter in veterinary diagnostic imaging and testing as these capabilities become fully accessible to every veterinarian in the coming years."

     Bob Antin continued, "We view the combination as the natural extension of our goal to provide all of our clients with the highest level of diagnostics in the veterinary profession. With the merger of two strong management teams we expect that Sound Technologies will continue to advance its leadership position in the market with over 1,500 ultrasound, digital radiography, PACS, and telemedicine customers."

     VCA Antech believes that the merger will be accretive to net income and diluted earnings per share in 2005. A positive impact of approximately one cent per diluted earnings per share, in 2005, is expected. No material impact is expected in the fourth quarter of 2004.

     Details of the financial terms of the merger were not disclosed.

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, the


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effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the Securities and Exchange Commission on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media contact: Tom Fuller, Chief Financial Officer
                    (310) 571-6505